Exhibit 5.1

[O’MELVENY & MYERS LLP LETTERHEAD]

July 20, 2004

Roxio, Inc.

455 El Camino Real

Santa Clara, California 95050

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 20, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 5,025,000 shares of your common stock, par value $0.001 per share (collectively, the “Shares”). We understand that the Shares are to be sold by the selling stockholder to the public from time to time as described in the Registration Statement.

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that, following payment for and delivery of the Shares in accordance with that certain Common Stock Purchase Agreement dated as of June 17, 2004 by and between you and Best Buy Enterprise Services, Inc., the Shares, if sold by such stockholder in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ O’MELVENY & MYERS LLP